EXHIBIT 21

                    ROSTER OF SUBSIDIARIES OF THE COMPANY


    Pier 1 Assets, Inc., a Delaware corporation

         Pier 1 Licensing, Inc., a Delaware corporation

              Pier 1 Imports (U.S.), Inc., a Delaware corporation

                   Pier Lease, Inc., a Delaware corporation

                   Pier-ASD, Inc., a Delaware corporation

                        CEEMCO, Inc., an Illinois corporation

                   Pier-SNG, Inc., a Delaware corporation

                   PIR Trading, Inc., a Delaware corporation

                        Pier International Limited, a Hong Kong private company

                             Pier Alliance Ltd., a Bermuda limited
                             liability company